Exhibit 99.1

August 19, 2016

To our Shareholders:

Thank you for the many inquiries regarding the state of WOWIO, Inc.

As the CEO of WOWIO, Inc.  I have chosen to put out news only when there is something formal to announce.  Previous attempts to communicate ongoing activities with investors led to misleading assertions regarding WOWIO’s strategic direction because the transactions we were involved with did not meet our expectations.

As reported in our 10-K and in other filings, the most recent stock trading volume has come directly from lenders converting past debt.  We have no control over their actions nor can we do anything to halt their progress.  Despite their dilutive actions, I am working on increasing shareholder value.  I can't comment on anything that is not public information.  Disclosure laws prevent selective disclosure.

I can share with you that we are in discussions with forming a symbiotic partnership wth Frank Mayor and his entertainment company, Cinevision Global and it’s film library, Ambassador Film Library.  We are exploring providing content for the Akuymen mobile devices, one of our strategic partners.  Once implemented on their devices, we will begin our recurring revenue model.

Cinevision Global is a broad-based company that distributes large content libraries encompassing Hollywood movies, documentaries, animation, music and a large amount of content from China by virtue of its joint ventures with various Chinese entities such as the China Record Corporation and China Central Television (CCTV).

9107 Wilshire Blvd., Suite 450 Beverly Hills, CA 90210 Phone: 310-272-7988 Fax: 310-276-2799
WWW.WOWIOAPP.COM

Shareholder Letter

Cinevision also has its own production facilities and provides one-stop service to the creative community. Its diverse and talented staff handles all pre-production, production, and post-production needs and is capable of gearing up both small and large size projects. Located in the heart of Los Angeles in Chinatown, Cinevision projects a relaxed yet professional environment that is all about getting things done and maximizing the creative flow by channeling it efficiently. Once a project is finished, Cinevision can also handle distribution and foreign representation through its host of connections in the entertainment industry, and its in-house legal department makes sure that all the bases are covered from delivery of content to payment and collections.

Frank Mayor is the President and Chief Executive Officer of Cinevision Global, an international film distribution company which also operates a post-production facility in downtown Los Angeles, and CEO of China Media Ventures, which overseas a number of Chinese joint ventures in the music, television, and film industries. In addition, he represents both the Music Copyright Society of China and China Record Corporation outside of China and has an output deal with China Central Television. He is active both in marketing Chinese content internationally and creating content specifically for the Chinese market.

Mr. Mayor has over thirty years of experience in the entertainment, legal, real estate, and financial transactions industries. Active in global commerce, he was one of the first individuals to open up China for entertainment-related business and has close relationships with a number of high-level government contacts. He oversees several holding companies with assets in film, music, and software and consults for a wide variety of entities. He has been active on a number of levels within the entertainment industry, including capital formation, production, distribution, and legal.

Shareholder Letter

Beginning in 1987, Mr. Mayor acquired interests in five major recording studios and created Ruthless Management, working with a wide variety of acts that included Guns N' Roses, Faith No More, Cheap Trick, Heart, Vanessa Williams, Kenny G, Roy Orbison, the Ventures, and Brian Wilson. In 2002, he acquired ownership of over one thousand film titles that are distributed worldwide through AIM Group LLC. In 2005 he started two film production entities, Cinevision Global Inc. and Silk Road Productions LLC, the latter with internationally recognized casting agent Bonnie Timmermann.

WOWIO continues to eliminate debt and is committed to increasing shareholder value.

We are grateful to our shareholders support and continued encouragement.

Robert H. Estareja

President and Chief Executive Officer

FORWARD-LOOKING STATEMENTS

This letter and other written or oral statements made from time to time by Wowio, Inc. may contain “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Wowio, Inc. disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.